EX-99.77J REVALUATN

Exhibit 77(j)(b) – NAV Errors

In September 2008, four trades (two sales and two purchases) for the Geneva Advsiors All Cap Growth Fund were executed through Lehman Brothers.  All four trades failed due to Lehman’s bankruptcy filing.  The Adviser gave Fund Accounting instructions to cancel the trades, which resulted in a gain to the Fund of $294.12.  The following NAV’s were revised:

	Retail Class		Institutional Class
	Reported	Revised	Reported	Revised
9/19/09	17.25	17.24	17.29	17.29
9/22/09	16.46	16.46	16.51	16.51
9/23/09	16.24	16.24	16.28	16.29
9/24/09	16.22	16.23	16.26	16.27
9/25/09	16.32	16.34	16.37	16.38
9/26/09	16.06	16.10	16.10	16.14
9/29/09	14.78	14.82	14.82	14.86
9/30/09	15.46	15.50	15.51	15.55
10/1/09	15.24	15.28	15.28	15.32
10/2/09	14.52	14.55	14.56	14.59
10/3/09	14.50	14.53	14.54	14.57
10/6/09	13.94	13.95	13.98	13.99
10/7/09	13.50	13.51	13.54	13.55
10/8/09	13.61	13.61	13.65	13.65
10/9/09	12.96	12.95	13.00	12.98

Because the error was less than 0.5% of NAV and resulted in a net benefit to the Fund no further action was taken.